Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-8 of our report dated February 25, 2020, relating to the consolidated financial statements and the effectiveness of our internal control over financial reporting, which appears in Nevro’s Corp Annual Report on Form 10-K for the year ended December 31, 2019.

/s/ PricewaterhouseCoopers LLP

San Jose, California

February 25, 2020